Exhibit 10.3

SECOND AMENDMENT TO

THE WENDY’S COMPANY 2010 OMNIBUS AWARD PLAN

This Second Amendment (this “Amendment”) to the Plan (as defined below) is adopted by the Board as of the 10th day of April, 2015, subject to and effective upon stockholder approval.

WHEREAS, The Wendy’s Company (formerly known as Wendy’s/Arby’s Group, Inc., the “Company”) has adopted The Wendy’s Company 2010 Omnibus Award Plan, as amended by the First Amendment dated as of April 10, 2015 (the “Plan”);

WHEREAS, the Compensation Committee and the Performance Compensation Subcommittee of the Board have determined that it is advisable and in the best interests of the Company and its stockholders to amend the Plan, and have recommended to the Board that the Board amend the Plan, subject to stockholder approval;

WHEREAS, the Board may amend the Plan pursuant to Section 13(a) of the Plan, provided that stockholder approval is required for certain types of amendments; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan as set forth below.

NOW THEREFORE, BE IT RESOLVED, that

1.	Section 5(b) of the Plan is hereby amended and restated in its entirety to read as follows:

“(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, no more than 95,000,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan, provided that (x) any shares of Common Stock subject to such Awards other than Options or SARs shall be counted against this limit as 2.5 shares of Common Stock for every one (1) share of Common Stock granted, and (y) any shares of Common Stock subject to such Awards of Options or SARs shall be counted against this limit as one (1) share of Common Stock for every one (1) share of Common Stock granted; (ii) subject to Section 12 of the Plan, grants of Options or SARs under the Plan in respect of no more than 10,000,000 shares of Common Stock may be made to any individual Participant during any single fiscal year of the Company (for this purpose, if a SAR is granted in tandem with an Option (such that the SAR expires with respect to the number of shares of Common Stock for which the Option is exercised), only the shares underlying the Option shall count against this limitation); (iii) subject to Section 12 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be delivered in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) subject to Section 12 of the Plan, no more than 4,000,000 shares of Common Stock may be delivered in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 11 of the Plan to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of such shares of Common Stock on the last day of the Performance Period to which such Award relates; (v) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year) pursuant to a Performance Compensation Award denominated in cash (described in Section 11(a) of the Plan) shall be $5,000,000 and (vi) subject to Section 12 of the Plan, the aggregate Awards granted to any one Non-Employee Director in respect of any single fiscal year of the Company, solely with respect to his or her service on the Board, may not exceed $350,000 based on (x) the aggregate value of all Awards denominated in Cash and (y) the Fair Market Value of all Awards denominated in Common Stock, in each case as determined on the Date of Grant (provided that with respect to Non-Employee Director fees payable in cash (including annual retainer fees and/or Board or committee meeting attendance fees), if a Non-Employee Director elects to receive such fees in an Award or Awards denominated in Common Stock, then such fees and the Award or Awards received in lieu thereof shall not count against such $350,000 limit).”

2.	Section 14(g) of the Plan is hereby amended and restated in its entirety to read as follows:

(g) Designation and Change of Beneficiary. Each Participant may file with the Company a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her estate.

3.	This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

4.	Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Plan. Further, except as expressly modified herein, all terms, provisions and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being authorized by the Board to execute this Amendment in evidence of the adoption of this Amendment by the Board, has executed this Amendment as of the date first written above.

THE WENDY’S COMPANY

By:	/s/ R. Scott Toop
	Name:	R. Scott Toop
	Title:	Senior Vice President,
General Counsel and Secretary